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                                                                   Exhibit 10.26

                   AMENDED AND RESTATED DISTRIBUTION AGREEMENT
                   -------------------------------------------

         This Amended and Restated Distribution Agreement, dated to be effective as of August 29, 1997, is entered into by and between Vitro, S.A., a sociedad anonima organized under the laws of the United Mexican States ( "VITRO"), Crisa Corporation, a corporation organized under the laws of the State of Texas ("CRISA" or "SELLER"), and Vitrocrisa, S.A. de C.V., a sociedad anonima organized under the laws of the United Mexican States ("VITROCRISA" or "MANUFACTURER"), on the one part (collectively, the "VITRO PARTIES"), and Libbey Inc., a corporation organized under the laws of the State of Delaware ("LIBBEY"), and Libbey Glass Inc., a corporation organized under the laws of the State of Delaware ("LIBBEY GLASS" or "DISTRIBUTOR"), on the other part (collectively, the "LIBBEY PARTIES").

                              PURPOSE OF AGREEMENT

         Vitro, Crisa, Vitrocrisa, Libbey, and Libbey Glass entered into that certain Distribution Agreement dated August 29, 1997 (the "DISTRIBUTION AGREEMENT"). Vitro, Crisa, Vitrocrisa, Libbey, and Libbey Glass have agreed to amend, restate, and supersede the Distribution Agreement by the terms and provisions of this Agreement.

         It is the expressed purpose of both Libbey Glass and Vitrocrisa to carry out the sales plans set forth in the Vitrocrisa annual operating budgets, which will derive from the broader guidelines of the ongoing three-year strategic plans of Vitrocrisa, as such budgets and strategic plans may be approved by appropriate directors action of the board of directors of Vitrocrisa.

                                    ARTICLE I
                                   DEFINITIONS

         Section 1.1 The term "ADJUSTED GROSS PROFIT" shall have the meaning as set forth in SECTION 5.3.

         Section 1.2 The term "AFFILIATE" shall mean, with respect to each of the parties, any other person or party which at the relevant time, directly or indirectly, controls, is controlled by, or is under common control with such party. The term "CONTROL" as used with respect to any person or party means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or party, whether through the ownership of voting securities, by contract, or otherwise.

         Section 1.3 The term "AGREEMENT" shall mean this Amended and Restated Distribution Agreement.

         Section 1.4 The term "AVERAGE OPERATING MARGIN" shall have the meaning as set forth in SECTION 6.2(d).

         Section 1.5 The term "DUTY" shall have the meaning as set forth in
SECTION 5.4.

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         Section 1.6 The term "EXCLUDED PRODUCTS" shall mean coffee pots, meter covers, glass covers for cooking ware, blender jars, and lighting fixtures sold to OEM's. In addition, "Excluded Products" shall mean any other OEM article for sale to OEM customers that are not in direct competition with Distributor's products sold to the Foodservice, Industrial, Premium or Retail Channels of Distribution and are not sold to Distributor's customers, including those in the Foodservice, Industrial, Premium, and Retail Channels of Distribution.

         Section 1.7 The term "EXPECTED SALES" shall have the meaning as set forth in SECTION 6.2.

         Section 1.8 The term "FOODSERVICE CHANNEL OF DISTRIBUTION" shall mean sales to foodservice distributors, foodservice importers, hotels, restaurants, chain restaurants, bars, casinos, airlines, cruise lines, breweries, microbreweries, hospitals, health care facilities, penal institutions, colleges, all eating and drinking establishments, independent cutters and decorators, and warehouse clubs; internet sales in all the above segments; and all other generally acknowledged distributor and end-user segments of the traditional foodservice sector of the country specified.

         Section 1.9 The term "FREIGHT" shall have the meaning as set forth in
SECTION 5.4.

         Section 1.10 The term "GLASS TABLEWARE" shall mean those products which are the subject of the distribution rights set forth in this Agreement and shall mean the glass product lines illustrated in the current 1997 catalogs of Libbey Glass or Vitrocrisa, Crisa Corporation, and WorldCrisa Corporation; all glass products of the type sold by Libbey Glass or Vitrocrisa, other than Excluded Products, into the Foodservice, Industrial, Premium, or Retail Channels of Distribution; future new products, other than Excluded Products, sold by Libbey Glass or Vitrocrisa; and new and existing products, other than Excluded Products, sold by Libbey Glass or Vitrocrisa and specially differentiated through packaging under the brand name, identification, or logo of the purchaser (a "SPECIALLY DIFFERENTIATED PRODUCT"). The intent is that any glass tableware, other than Excluded Products, that is destined for application in the Foodservice, Industrial, Premium, and Retail Channels of Distribution are the products intended by this Agreement to be the subject of the exclusive distribution rights set forth herein.

         Section 1.11 The term "INDUSTRIAL CHANNEL OF DISTRIBUTION" shall mean sales to candle packers, religious candle markets, distilleries, wineries, floral distributors, mounters and fabricators, cosmetic industry, and all other generally acknowledged segments of the traditional industrial sector of the country specified.

         Section 1.12 The term "LANDED DUTY PAID PRICE" shall mean a price equal to Vitrocrisa's Standard Cost allocable to the Glass Tableware sold hereunder, including the cost of any accessories and packaging supplies supplied with, or separately in connection with, the Glass Tableware, plus Freight plus Duty.

         Section 1.13 The term "LIBBEY GLASS EXPENSE ALLOCATION" shall have the meaning as set forth in SECTION 5.3.

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         Section 1.14 The term "LOST PROFITS" shall have the meaning as set forth in SECTION 6.2(D).

         Section 1.15 The term "OEM" shall mean original equipment manufacturer.

         Section 1.16 The term "PREMIUM CHANNEL OF DISTRIBUTION" shall mean sales for use as a premium or to promote another product, including, without limitation, sales for such purposes to customers in the fast food industry, oil industry, soft-drink industry, supermarket continuity industry, premium packaging, and all other generally acknowledged segments of the traditional premium and incentive sector of the country specified.

         Section 1.17 The term "RETAIL CHANNEL OF DISTRIBUTION" shall mean sales to retail distributors, mass merchant discount stores, department stores, specialty retail stores, craft stores, supermarkets, factory outlet stores, dinnerware companies, flea markets, door-to-door direct sales, wholesale outlets, gift shops, potteries, catalog showrooms, warehouse clubs, home shopping networks, internet sales for consumer use, private label sales for any class of retailer, importers, and all other generally acknowledged segments of the traditional retail sector of the country specified.

         Section 1.18 The term "STANDARD COST" shall have the meaning as set forth in SECTION 5.4.

         Section 1.19 The term "TERRITORY" shall mean those certain geographic areas set forth on SCHEDULE 1 to this Agreement.

                                   ARTICLE II
                   AMENDED AND RESTATED DISTRIBUTION AGREEMENT

         Section 2.1 AMENDED AND RESTATED DISTRIBUTION AGREEMENT. The terms and provisions of the Distribution Agreement are hereby canceled and superseded by the terms and provisions of this Agreement. All references in any other agreement to the Distribution Agreement dated August 29, 1997 by and between Vitro, Crisa, Vitrocrisa, Libbey, and Libbey Glass shall be deemed to refer to this Agreement, and all references to specific provisions of such Distribution Agreement contained in any other agreement shall refer to the corresponding provisions of this Agreement.

                                   ARTICLE III
                           APPOINTMENT OF DISTRIBUTOR

         Section 3.1 APPOINTMENT OF LIBBEY GLASS. The Vitro Parties hereby appoint Libbey Glass as the exclusive seller, distributor, and sales representative for all sales in the Territory of the Vitro Parties' Glass Tableware manufactured in the United Mexican States, except for Excluded Products. Notwithstanding the foregoing, Vitrocrisa reserves the right to sell Glass Tableware to customers in the Premium Channel of Distribution in those certain geographic


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areas set forth on SCHEDULE 2 to this Agreement even though, to the knowledge of the Vitro Parties, such Glass Tableware is purchased with the intention of exporting the same to customers in the Territory, but Vitrocrisa will not actively solicit such sales for export into the Territory.

                                   ARTICLE IV
                                      TERM

         Section 4.1 TERM. The term of this Agreement with respect to Glass Tableware will continue until terminated by either party on ninety (90) days advance written notice to the other parties; provided, that the Vitro Parties may not terminate this Agreement for any reason without Libbey's express written consent as long as Libbey, directly or indirectly through one or more Affiliates, maintains a minimum ownership of twenty-five percent (25%) of the equity of Vitrocrisa or of an entity which, directly or indirectly, owns or controls Vitrocrisa.

                                    ARTICLE V
                            PRICING AND PAYMENT TERMS

         Section 5.1 Vitrocrisa agrees to sell to Crisa, and Crisa agrees to purchase from Vitrocrisa, Glass Tableware at a price equal to Vitrocrisa's Standard Cost. In addition to the price as defined in the previous sentence, a fee as described herein is to be paid by Crisa to Vitrocrisa for its share of the profit achieved upon ultimate sale of the Glass Tableware by Libbey Glass or any of its Affiliates. Payment by Crisa to Vitrocrisa for the initial portion of the price shall be due on the fifth business day after receipt of payment by Crisa from Libbey Glass for such Glass Tableware pursuant to SECTION 5.2, and payment by Crisa to Vitrocrisa for the fee shall be due on the fifth business day after receipt of payment of the fee by Crisa from Libbey Glass for such Glass Tableware pursuant to SECTION 5.2.

         Section 5.2 Crisa agrees to sell to Libbey Glass, and Libbey Glass agrees to purchase from Crisa, Glass Tableware FOB at Laredo, Texas or at such other location at the USA/Mexico border as is, from time to time, designated by Libbey Glass at the Landed Duty Paid Price. In addition to the Landed Duty Paid Price, a fee as described herein is to be paid by Libbey Glass to Crisa for its share of the profit achieved upon the ultimate sale of the Glass Tableware by Libbey Glass or any of its Affiliates. Title and risk of loss pass to Libbey Glass on delivery of the Glass Tableware to Libbey Glass at its warehouse at Laredo, Texas or such other location at the USA/Mexico border as is, from time to time, designated by Libbey Glass. Any cost of freight in excess of the cost of Freight, and any cost of insurance beyond the Laredo, Texas warehouse or, as applicable, such other location at the USA/Mexico border is the responsibility of Libbey Glass. Payment by Libbey to Crisa of the Landed Duty Paid Price shall be due forty-five (45) days after receipt of the Glass Tableware by Libbey Glass. Payment of the profit sharing fee by Libbey Glass shall be due on the last business day of the calendar month following the month in which the sale was made by Libbey Glass to its customer.

         Section 5.3 The profit sharing fee to be paid by Libbey Glass to Crisa shall be determined in accordance with the terms set forth on SCHEDULE 3 to this Agreement.

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         Section 5.4

         (a) For purposes of this Agreement the term "DUTY" shall mean the actual customs duty, import tax, or other tax, fee, or charge required by a governmental authority for goods imported from a foreign country into the country imposing such charge. For purposes of this Agreement, the term "FREIGHT" shall mean the actual cost of transportation charges incurred to move goods from the plant of manufacture by Vitrocrisa to the warehouse used by Libbey Glass at Laredo, Texas or such other location at the USA/Mexico border as is, from time to time, designated by Libbey Glass plus all taxes imposed directly upon such cost. For purposes of this Agreement, the term "STANDARD COST" shall mean the standard cost of production employed by Vitrocrisa in its manufacturing operation at the time goods are manufactured which cost shall closely approximate the actual cost of production at the time the standards are established for the period for which they are established in accordance with generally accepted accounting practices consistently applied.

         (b) From the date of this Agreement until the third anniversary of this Agreement, Standard Cost for stock SKU's shall be expressed in United States of America dollars and shall remain in effect for one year. After the third anniversary of this Agreement, the Manufacturer and Distributor agree to review the method of determining Standard Cost for SKU's and will review the assumptions for the United States of America dollar/Mexico peso exchange rates and the inflation rates on a quarterly basis and will agree to consider adjustments to pricing for material deviations from such assumptions. Non-stock and made to order items will be priced on a case by case basis, and such terms may include quarterly adjustments to the assumed United States of America dollar/Mexican peso exchange rates and inflation rates as mutually agreed. Any estimates or assumptions, whether during the first three years of this Agreement or thereafter, of the United States of America dollar/Mexican peso exchange rate or inflation rate that are included in determining Standard Cost will be included in the discussions with Libbey and must be reasonable in light of the then-existing market forecasts of such by reputable third parties.

         (c) Once the Standard Cost is established with respect to an item, unless revised by mutual agreement, such Standard Cost shall remain in effect for the balance of the calendar year and thereafter until revised in conjunction with the adoption and approval of the Vitrocrisa annual operating budget by its board of directors. Notwithstanding the foregoing, the parties may by mutual agreement from time to time, for as long as there is mutual agreement, use a formula or methodology other than actual cost to compute either or both Duty and Freight, but in no case shall the charge to Libbey Glass for Duty and Freight be increased retroactively above the amount included in the Landed Duty Paid Price initially charged to Libbey.


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         Section 5.5 With respect to Vitrocrisa Glass Tableware products listed in catalogs and selling sheets published by Libbey Glass, the discounts given by Libbey Glass with respect to Glass Tableware manufactured by Vitrocrisa will be substantially the same as established by Libbey Glass for Glass Tableware manufactured by it and listed in such catalogs and selling sheets. Other Glass Tableware products purchased by Libbey Glass will be priced and discounted by Libbey Glass in the manner determined by it in its sole and absolute discretion to be appropriate and consistent with the purposes of this Agreement.

         Section 5.6 Vitrocrisa shall keep, or cause to be kept, full and accurate records and books of account of its costs and expenses relating to the production of the Glass Tableware prepared in accordance with generally accepted accounting principles in effect in Mexico, at its facilities in Monterrey, Mexico. Libbey Glass, or an independent firm of certified public accountants designated by Libbey Glass, shall at any reasonable time or times, but not more often than twice in any calendar year, have the right to inspect, examine, and audit all pertinent records and books in the possession of Vitrocrisa pertaining to its operations and inspect and observe the operation of Vitrocrisa's facility in Mexico for the purpose of verifying the calculations of the price of the products under this Agreement, including, without limitation, Vitrocrisa's Standard Costs, the cost of Freight, and the cost of Duty.

         Section 5.7 Libbey Glass and its Affiliates that sell Glass Tableware purchased by Crisa shall keep, or cause to be kept, full and accurate records and books of account of its costs, expenses, sales, and rebates relating to the sale of the Glass Tableware purchased from Crisa, prepared in accordance with generally accepted accounting principles in effect in the United States, at its facilities in Toledo, Ohio. Crisa, or an independent firm of certified public accountants designated by Vitrocrisa, shall at any reasonable time or times, but not more often than twice in any calendar year, have the right to inspect, examine, and audit all pertinent records and books in the possession of Libbey Glass and its Affiliates that sell Glass Tableware purchased by Crisa pertaining to the sale of Glass Tableware purchased from Crisa for the purpose of verifying the calculations of the profit sharing under this Agreement including, without limitation, (a) during the first three years of this Agreement, sales and rebates, and (b) after the third anniversary of this Agreement, sales, marketing, distributing, general, and administrative expenses, new product development costs paid to third parties, mold costs, and rebates paid with respect to products sold by Crisa hereunder.

         Section 5.8 Notwithstanding the foregoing, from time to time by mutual agreement in writing, Libbey Glass, Crisa, and Vitrocrisa may agree upon special pricing, special terms, or special profit sharing for any particular transaction whereby Libbey Glass wishes to purchase Glass Tableware to meet a competitive situation or otherwise obtain a particular piece of business in the Territory in which case such mutual agreement shall supersede the pricing, terms and profit sharing set forth above.

         Section 5.9 All payments by Libbey Glass to Crisa will be in US dollars.

         Section 5.10 On and after the third anniversary of this Agreement the amount of the Libbey Glass Expense Allocation set forth in SECTION 5.3 may be reviewed annually at the

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request of either Vitrocrisa or Libbey Glass and changed prospectively, upward or downward, to some other percentage or method of computation as is necessary to more accurately compensate (but not over compensate) Libbey Glass for its full, direct and indirect, costs of distributing Vitrocrisa Glass Tableware hereunder, including, without limitation, the Channels of Distribution where the Glass Tableware is sold and the sales, marketing, distributing, general, and administrative expenses allocable to such sales, and new product development costs paid to third parties allocable to such sales. If mold costs allocable to such sales are paid by Vitrocrisa, amortization of such costs will be included in the Standard Cost. If mold costs allocable to such sales are paid by Libbey Glass, the mold amortization expense will be included as a new product development cost.

         Section 5.11 The methodology of computing the amount to be paid by Crisa to Vitrocrisa pursuant to SECTION 5.1 and by Libbey Glass to Crisa pursuant to SECTION 5.2 to purchase Glass Tableware hereunder sets forth the intended sharing of profits and margins among Vitrocrisa, Crisa, and Libbey Glass with respect to Glass Tableware sold hereunder. If any change in the methodology of computing such prices is required in order to comply with governmental regulations or legal requirements and such change would have a material adverse economic effect on either Vitrocrisa, Crisa, or Libbey Glass with respect to the profits and margins intended to be shared hereunder, Vitrocrisa, Crisa, and Libbey Glass agree to negotiate in good faith another methodology of computing such price to meet governmental regulations and legal requirements and to place Vitro and Libbey in the same relative economic position with respect to the sharing of profits and margins as is intended by this ARTICLE V.

         Section 5.12 At the date of this Agreement, as its initial purchase, Libbey Glass agrees to purchase from Crisa, and Crisa agrees to sell to Libbey Glass, Glass Tableware held in Crisa's warehouse at Laredo, Texas for sale to customers in the Territory at the price set forth in SECTION 5.2. For the initial purchase, to the extent the book value of the Glass Tableware is less than or more than the Landed Duty Price Paid, after the time for return of such Glass Tableware has expired, Crisa will issue a credit or debit memo, as appropriate, to Libbey Glass for forty-nine percent (49%) of the difference. In addition to Glass Tableware, Crisa agrees to sell to Libbey, and Libbey agrees to purchase at book value from Crisa, any accessories and packaging supplies held in the Laredo Warehouse which are to be assembled or repackaged with Glass Tableware to be sold to customers in the Territory. Terms for this sale are 45 days, net, or at Libbey's option, return of all or any portion of the Glass Tableware, accessories, and packaging supplies to Crisa at the warehouse in Laredo, Texas for full credit. Crisa shall then repatriate those returned products to Vitrocrisa to be sold in Mexico or any other country other than those in the Territory.

                                   ARTICLE VI
                              PERFORMANCE STANDARD

         Section 6.1 Libbey Glass and Vitrocrisa agree to use their best efforts to carry out the sales plans agreed upon in the annual operating budgets which will derive from the broader guidelines of the ongoing three-year strategic plans of Vitrocrisa, as such budgets and strategic plans may be approved by extraordinary directors action of the board of directors of Vitrocrisa.

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         Section 6.2 Expected sales by Distributor of Glass Tableware in the
Territory in each of the calendar years 1998, 1999, and 2000 (herein "EXPECTED SALES") will be measured by the actual dollar sales of Glass Tableware in the Territory in calendar year 1997 plus a growth rate as set forth on SCHEDULE 4 to this Agreement, subject to assigned production capacity consistent with forecasted sales, competitive and expected fill rates, inventory, product availability, and reasonable flexibility in response to business opportunities and subject to the absence of any currency crises or unplanned increases in import Duty.

         (a) To allow Vitrocrisa to move from current fill rates to Distributor's standards, order fill rates defined as quantities shipped on time as ordered shall not be less than the amount set forth on SCHEDULE 5 to this Agreement. Order fill rates require that Glass Tableware is shipped in the quantities, at the times and in the manner requested in full conformity with the order. Quantities required from Vitrocrisa should be within the daily capacity assigned to the Distributor for each annual operating budget unless otherwise mutually agreed, i.e., if there is available capacity over the minimum assigned daily capacity there would be flexibility to assign this extra capacity to the Distributor.

         (b) As part of the annual operating budget discussion, the Expected Sales may be adjusted up or down by mutual agreement of Distributor and Vitrocrisa if warranted by general business conditions in the Territory, competitive conditions in the Territory, and growth as reported in recognized indexes such as the Restaurant and Institutions Index.

         (c) In determining the payment by Distributor for a shortfall in Expected Sales for a calendar year (i) a shortfall allowance of fifteen percent (15%) of Expected Sales shall be allowed before any calculation of the amount of payment is made and
                  (ii) Distributor and Vitrocrisa shall examine and take into account through an appropriate adjustment in Expected Sales any extraneous events and any events beyond the reasonable control of the Distributor (as set forth in ARTICLE IX) which resulted in the shortfall.

         (d) In the event the Distributor fails to achieve the Expected Sales in the Territory, Distributor will pay Crisa its share of the Lost Profits (as defined on SCHEDULE 6 to this Agreement) based upon (i) the Average Operating Margin attained on sales of Glass Tableware in the Territory during the calendar year times (ii) the shortfall in sales in excess of fifteen percent (15%) of the Expected Sales as determined in accordance with SECTION 6.2(c), and Crisa will pay Vitrocrisa its share of such Lost Profits, all in accordance with the procedures established hereunder in ARTICLE V for the sharing of profits on sales by Distributor. The term "AVERAGE OPERATING MARGIN" is defined as total Adjusted Gross Profit divided by total net invoiced selling price of Glass Tableware for a calendar year.

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         (e)      Distributor will pay to Crisa the Lost Profits within sixty
                  (60) days following the end of the calendar year, and Crisa shall pay Vitrocrisa its share at the time established in
                  ARTICLE V hereof for the distribution of Vitrocrisa's share of the Lost Profits.

         Section 6.3 After the calendar year 2000, the Distributor and management of Vitrocrisa, in connection with the preparation of the annual operating budget for consideration and adoption by extraordinary directors action of the board of directors of Vitrocrisa, shall review and discuss the future direction, expectations, and strategies for sales in the Territory with any impasses being resolved pursuant to the same procedures established for deadlocks and impasses between the shareholders or between the directors of Vitrocrisa in the Vitrocrisa, S.A. de C.V. Shareholders Agreement, dated of even date, unless otherwise mutually agreed. Quantities required from Vitrocrisa should be within the capacity assigned to the Distributor for each annual operating budget unless otherwise mutually agreed, i.e., if there is available capacity over the minimum assigned daily capacity there would be flexibility to assign this extra capacity to the Distributor.

                                   ARTICLE VII
                              OPERATING PROCEDURES

         Section 7.1 Distributor shall maintain its own offices and places of business and pay all of its own expenses in connection with the sale and distribution of Glass Tableware under this Agreement, except as otherwise provided herein.

         Section 7.2 Distributor is designated to serve customers in the Territory. Any inquiries or orders for Manufacturer's brand of Glass Tableware from customers outside of the Territory will be referred by Distributor to Manufacturer.

         Section 7.3 Manufacturer shall furnish Distributor in connection with the Glass Tableware to be distributed hereunder a reasonable number of catalogs and existing sales literature which the Manufacturer may, from time to time, have in connection with its own sales, but the Manufacturer shall not be obligated to generate or create any catalogs or sales literature for Distributor.

         Section 7.4 The relationship between the parties hereto shall be one of independent contractors. Neither the Distributor nor the Manufacturer shall be empowered to have any authority to act for the other, make any commitment on behalf of the other, make any agreement on behalf of the other, make any payment on behalf of the other, nor otherwise obligate the other in any way. Neither Distributor nor Manufacturer shall hold itself out as having any authority to act in any way for the other unless otherwise specifically agreed in writing.

         Section 7.5 All Glass Tableware sold hereunder shall be transferred to Distributor free and clear of all liens and encumbrances.

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         Section 7.6 Manufacturer shall secure and apply all packaging for Glass
Tableware sold hereunder and unless otherwise agreed in writing with respect to any particular transaction the prices charged for Glass Tableware shall be deemed to include all packaging expenses.

         Section 7.7 Regular current stock items to be procured and imported hereunder will be ordered at levels that correspond to a mutually agreed upon level per SKU. Should the Distributor require quantities in excess of the agreed threshold levels, a separate Make and Ship order must be processed with specific quantities and release dates. Failure by the Distributor to honor the Make and Ship order by the release date or within thirty (30) days thereafter will result in shipment and invoicing of the full order, as originally specified.

         Section 7.8 In some cases, Distributor may desire and request Specially Differentiated Product to be created specifically for its customers in the Territory, which new items are beyond the normal stock collection of the Manufacturer. These will be private items and may require new molds and cartons. Unless otherwise, agreed, the cost of developing new molds and cartons is the responsibility of the Distributor and will be invoiced to the Distributor at actual out of pocket costs paid to third party vendors in arms length transactions. Four-color photography, artwork separations, and final layout for any retail packaging for these items are the responsibilities of the Distributor specifying the new package development of these "retail type" boxes. These materials must be supplied in cooperation with the respective scheduling department of the Manufacturer. Responsibility for the actual box itself and its procurement will reside with the Manufacturer and will be included in the Landed Duty Paid Price with respect to Distributor's purchases. Distributor acknowledges receipt of minimum run per production process from Manufacturer for non-stock items. These minimum quantities, including any subsequent modifications, will be used as guidelines (but not the sole criteria) by Manufacturer in rejecting orders from Distributor for production.

         Section 7.9 It is the intent of all parties to keep the packaging of Specially Differentiated Products to a minimum. No more than 150 SKU's, on a revolving basis, will be made in the United Mexican States and carry the brand of a Libbey Party on the box. It is expected this program of differentiation will be phased in over a one-year period, commencing on the date of this Agreement.

         Section 7.10 Shipper carton markings, country of origin markings, and appropriate languages to be reflected on the packaging will be the responsibility of the Manufacturer. A close exchange and co-operative working relationship between the new product development organization of the Distributor and the new product development organization of the Manufacturer will be absolutely necessary. It is expected that the Distributor will be very specific in its requirements at the time of the order.

         Section 7.11 All specifications applicable to Glass Tableware supplied hereunder, including, but not limited to, material, packaging, property, dimensions, limit samples, esthetics, cosmetics, inspection, acceptance quality limits, and acceptance samples will be agreed upon by the Manufacturer, the Seller, and the Distributor at the time an order is accepted. Once established for an item the specifications shall remain in effect until revised by mutual agreement. All Glass Tableware must meet all such specifications or may be rejected by Distributor in which case the Distributor shall receive a full refund or credit against the purchase price as the Distributor may elect, and the product in question shall be returned to the Manufacturer at the Manufacturer's expense or disposed of at the Manufacturer's expense.

         Section 7.12 In special situations where clearly identified in advance at the time an order is accepted by the Manufacturer, Glass Tableware may be ordered for a customer of the Distributor where timely, complete delivery of Glass Tableware conforming to the specifications is required. In such cases, any penalty paid by the Distributor for any failure to meet the requirements of the order will be reimbursed by the Manufacturer unless such failure was not the fault of the Manufacturer as set forth in ARTICLE IX.

         Section 7.13 Claims for breakage, shortages, overages, wrong-ware shipped, and all other distribution related errors must be sent to the Manufacturer by the Distributor within seven (7) days from the date of receipt of shipment.

         Section 7.14 Claims for quality issues will be sent by the Distributor to the Manufacturer on or before thirty (30) days following notification to the Distributor from its customer of such issues. Resolution of such claims must be within ninety (90) days of receipt by the Manufacturer of the quality claim.

         Section 7.15 Product liability claims and all associated legal costs and any settlement costs will be the final responsibility of the Manufacturer. The Manufacturer will defend and hold harmless at its expense the Distributor from and against any and all cost, expense, and liability resulting from any claim by a third party for bodily injury or damage to property alleging that any Glass Tableware supplied hereunder is defective or fails to conform to the specifications, from any claim by a governmental authority that the Glass Tableware does not meet applicable legal requirements, and from any claim by a governmental authority that Glass Tableware must be recalled due to a safety condition or defect. The Manufacturer's obligations under this SECTION 7.15 are subject to timely notice (unless failure to give timely notice does not materially adversely affect the Manufacturer) and the right to control the defense and settlement of the claim if so desired by the Manufacturer. The Manufacturer's obligations under this SECTION 7.15 do not apply to any cost, expense, or liability caused by the negligent or wrongful act or omission of the Distributor; provided, however, the simple purchase and resale shall not be deemed to be the negligent or wrongful act or omission of the Distributor.

         Section 7.16 Libbey Glass will work to maintain and perpetuate the Crisa brand name in the United States of America in market niches such as floral ware, tempered glass plates, and the "Impressions" line of tumblers and other areas where in Libbey Glass's reasonable opinion the name has continued strength.

                                  ARTICLE VIII
                 ADDITIONAL PRODUCTS OTHER THAN GLASS TABLEWARE

         Section 8.1 It is anticipated that by mutual agreement, from time to time, the Libbey Parties and the Vitro Parties may authorize the other to distribute additional products other than Glass Tableware in all or part of the Territory. Such agreements with respect to products other than Glass Tableware shall be on such terms and conditions as may be agreed upon by the parties at the time, including, without limitation, pricing, products, territories, duration, and terms and conditions of sale, all of which may be different or the same as set forth herein and unless specifically otherwise agreed in writing shall be subject to change and the agreement subject to termination, on written notice from either Vitrocrisa or Libbey Glass to the other. All such agreements shall be separate and distinct agreements from this Agreement and in no event shall additional products other than Glass Tableware be subject to the provisions of this Agreement.

                                   ARTICLE IX
                                  FORCE MAJEURE

         Section 9.1 Except for an obligation for the payment of money when due, neither party shall be liable for any failure or delay in the performance of its obligations under this Agreement when such failure or delay is caused by acts of God, riot or civil commotion, strike, lockout or other labor disturbance, fire, act or any order of government (whether or not valid), flood, war, peril of sea, breakdown of machinery, delay in supply and/or transit of materials, components, parts or assemblies from suppliers or sub-contractors, or any other matter or peril; provided, however, that in all cases such cause is beyond the reasonable control of the party who failed or was delayed in performance and such party could not have prevented the failure or delay through reasonable action and has taken reasonable action to mitigate the effect of the delay or failure. With respect to an obligation for the payment of money, if by any regulation or order of an applicable governmental authority a party is precluded from transmitting a payment due under or by reason of this Agreement, the party owing the payment shall make the payment in accordance with its obligations hereunder if it places the sum due to the credit of the party to whom the payment is due in a bank located in the country of paying party or if it effects payment by some other method then authorized by the applicable governmental authority.

                                    ARTICLE X
                             ENFORCEMENT; NON-WAIVER

         Section 10.1. The parties hereby acknowledge and agree that Libbey Glass and Vitrocrisa would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with its specific terms or otherwise is breached. Accordingly, the parties hereto agree that, subject to the provisions of SECTION 11.14, Vitrocrisa and Libbey Glass shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States of America (or of any state thereof) or of the

United Mexican States having jurisdiction over Vitro, in addition to any other remedy to which Libbey Glass or Vitrocrisa may be entitled, at law or in equity.

         Section 10.2 A failure by the Vitro Parties or the Libbey Parties to exercise or enforce any right conferred upon them by this Agreement shall not be deemed to be a waiver of any right or operate so as to bar the exercise or enforcement thereof at any subsequent time or times and all express rights granted to any Vitro Party and any Libbey Party hereunder shall be in addition to any right that the Vitro Parties and the Libbey Parties may have under the general law in respect of a breach hereof. No waiver by either the Vitro Parties or the Libbey Parties of any condition or the breach of any term, covenant, representation, warranty, or undertaking contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or deemed to be or construed as a waiver of the breach of any other term, covenant, representation, warranty, or undertaking contained in this Agreement.

                                   ARTICLE XI
                                  MISCELLANEOUS

         Section 11.1 GOVERNING LANGUAGE. Notwithstanding the translation of this Agreement or any of its Schedules or Exhibits into Spanish or any other language, the English language version of this Agreement and any of its Schedules and Exhibits shall be controlling and shall govern in any legal proceeding or arbitration.

         Section 11.2 COMMUNICATIONS. All correspondence, information, specifications, reports, notices, and other written or oral communications between the parties with respect to this Agreement and the transactions contemplated hereunder shall be in the English language.

         Section 11.3 NO THIRD-PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any person other than the parties and their respective successors and permitted assigns.

         Section 11.4 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement among the parties related to the subject matter hereof and supersedes any prior understandings, agreements, or representations by or among the parties, written or oral, that may have related in any way to the subject matter hereof.

         Section 11.5 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns.

         Section 11.6 ASSIGNMENT. No party may assign or otherwise transfer any of its rights or obligations under this Agreement, by operation of law or otherwise, without the prior written consent of the other parties, which consent shall not be unreasonably withheld. Any purported or attempted assignment contrary to the terms hereof shall be null and void and of no force or effect. Notwithstanding the foregoing, Libbey Glass may permit its Affiliates to purchase Glass Tableware from Vitrocrisa and distribute such Glass Tableware in the Territory provided that

Libbey and Libbey Glass each shall be responsible to cause such Affiliates of Libbey Glass to perform the obligations of Libbey Glass hereunder.

         Section 11.7 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

         Section 11.8 HEADINGS. The article and section headings contained in this Agreement are inserted for convenience only and are not part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

         Section 11.9 NOTICES. All notices, demands, requests, and other communications to be given or made under this Agreement shall be in writing in English and shall be:

         (a) personally delivered with signed receipt obtained acknowledging delivery;

         (b) transmitted by postage prepaid registered mail, return receipt requested (air mail if international);

         (c) transmitted by telex or facsimile, subject to confirmation of receipt by the addressee; or

         (d) sent by overnight express mail to the parties at their addresses set forth below:

         If to a Libbey Party, such notices shall be addressed to:

                           Libbey Inc.
                           300 Madison Avenue
                           Toledo, Ohio 43604
                           USA
                           Attn.: General Counsel    Fax No.: 419-325-2585

or to any subsequent address of which Libbey Glass may notify Vitrocrisa in writing.

If to a Vitro Party, such notices shall be addressed to:

                           Vitrocrisa, S.A. de C.V.
                           Doblado 1627 Nte.
                           Col. Terminal
                           Monterrey, N.L. 64580
                           Mexico
                           Attn.:  Director General  Fax No.: 528-329-3009

or at any subsequent address of which Vitrocrisa or Vitro may notify Libbey Glass in writing.

Any notice, demand, request, or other communication shall be effective only if and when it is received by the addressee.

         SECTION 11.10 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF TEXAS, UNITED STATES OF AMERICA, WITHOUT GIVING EFFECT TO ANY CONFLICTS-OF-LAW RULES OR PRINCIPLE THAT MIGHT REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

         Section 11.11 AMENDMENTS AND WAVIER. This Agreement may be amended, modified, superseded, or canceled and any of its terms, covenants, representations, warranties, undertakings, or conditions may be waived only by an instrument in writing signed by (or by some person duly authorized by) all of the parties hereto or, in the case of a waiver, by the party waiving compliance.

         Section 11.12 SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

         Section 11.13 NO VIOLATION OF LAW. Any obligation of any party hereto is subject to the approval of all applicable governmental authorities, including, without limitation, any export or import license required by the government of any country. Nothing in this Agreement shall be construed to require any party to disclose to the other any information, to take any action or refrain from taking any action or remain in any situation in violation of any law or regulation, rule, or requirement of any applicable governmental authority to which such party is subject. Subject to the foregoing, in performing its distribution functions hereunder, Libbey Glass agrees to use reasonable efforts, and to cause its customers to use reasonable efforts, to furnish such information and do such acts to enable Vitrocrisa to comply with any requirement, restriction, or condition imposed upon any export out of the country of manufacture or upon Vitrocrisa by any applicable governmental authority of the United Mexican States, and Vitrocrisa agrees to use reasonable efforts, and to cause its suppliers to use reasonable efforts, to furnish such information and do such acts to enable Libbey Glass to comply with any requirement, restriction, or condition imposed upon any import into the Territory or upon Libbey Glass by any applicable governmental authority.

         Section 11.14     Arbitration.
                           -----------

         (a) The parties to this Agreement shall exert good faith efforts promptly to resolve any controversy or claim arising out of or related to this Agreement or the breach thereof within fifteen
                  (15) days of receipt of notice by one party from another party that such a controversy or claim exists. If the parties fail to resolve such controversy or claim within such fifteen (15) day period, they shall, unless otherwise provided in this Agreement, give notice in writing to the Chief Executive Officers of Libbey and Vitro (the "CEOS"), who will meet within fifteen (15) days of receipt of such notice at a mutually acceptable time and place to attempt to resolve any such controversy or claim. Notwithstanding the foregoing, the parties hereby agree that either party can seek injunctive relief as contemplated by SECTION 10.1. In the event the CEOs fail to meet or to resolve the controversy or claim arising out of or related to this Agreement or the breach thereof within such fifteen (15) day period, the controversy or claim (other than business and operational decisions customarily exercised by management in entities similar to Vitrocrisa and Libbey Glass, which are to be resolved by the CEOs) shall be settled by arbitration in accordance with the then existing International Arbitration Rules of the American Arbitration Association (the "AAA"), which shall commence upon one party providing the other parties with a written demand for arbitration (the "DEMAND FOR ARBITRATION"). The arbitrators may determine the appropriate monetary damages for any breach or other appropriate remedy, but may not cause this Agreement to be terminated. Notwithstanding the foregoing, the parties hereby agree that if either party seeks injunctive relief as contemplated by SECTION 10.1 such party does not thereby waive its rights to arbitration under this SECTION 11.14.

         (b) The arbitral tribunal shall be composed of three arbitrators with Libbey Glass and Vitrocrisa each appointing one arbitrator. If either Libbey Glass or Vitrocrisa fails to appoint an arbitrator within thirty (30) days after the date the claimant's Demand for Arbitration is communicated to the other party (hereinafter the "NOTIFICATION DATE"), the AAA shall make such appointment. The two arbitrators thus appointed shall attempt to agree upon the appointment of a third arbitrator to serve as chairman of the arbitral tribunal. If said two arbitrators fail to agree upon the appointment of such third arbitrator within sixty (60) days after the Notification Date, the AAA shall make such appointment. The place of arbitration shall be Dallas, Texas, United States of America. The arbitral proceeding shall be conducted in the English language.

         (c) To the extent that they may validly so agree, the parties hereby exclude any right of appeal to any court in connection with the arbitral award. Judgment upon the arbitral award may be entered in any court having jurisdiction thereof or having jurisdiction over any party or any party's assets.

         (d) The validity of this SECTION 11.14 shall be governed by the United Nations Convention on the Recognition and Enforcement of Foreign Arbitral Awards or the Inter-American Convention on International Commercial Arbitration, to which Mexico and the United States of America have adhered.

         (e) All costs of arbitration and enforcement thereof, including reasonable attorney's fees and court costs, costs of expert witnesses, transportation, lodging and meal costs of the parties and witnesses, costs of transcript preparation, and other reasonable and necessary direct and incidental costs shall be apportioned to one or more of the parties by a majority of the arbitrators as they deem appropriate. In the event any party to this Agreement commences legal proceedings to enforce the arbitral award, the expense of such litigation (including reasonable attorneys' fees and costs of court) shall be borne by the party or parties not prevailing therein.

         Section 11.15 SCHEDULES AND EXHIBITS. The Schedules and Exhibits attached hereto and referenced herein constitute a part of this Agreement and are specifically incorporated by reference herein.

                  [remainder of page intentionally left blank]

         IN WITNESS WHEREOF, the parties have hereunto have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

                                        LIBBEY GLASS INC.,
                                        a Delaware corporation


                                        By:     /s/ Kenneth G. Wilkes
                                               ---------------------------------
                                        Title:  CFO - VP
                                               ---------------------------------

                                        LIBBEY INC.,
                                        a Delaware corporation


                                        By:     /s/ Kenneth G. Wilkes
                                               ---------------------------------
                                        Title:  CFO - VP
                                               ---------------------------------

                                        VITRO, S.A.,
                                        a sociedad anonima organized under the
                                        laws of the United Mexican States


                                        By:     /s/ Claudio Del Ville
                                               ---------------------------------
                                        Title:  Attorney in Fact
                                               ---------------------------------

                                        CRISA CORPORATION,
                                        a Texas corporation


                                        By:     /s/ Roberto B. Rubio
                                               ---------------------------------
                                        Title:  General Manager
                                               ---------------------------------

                                        VITROCRISA S.A. DE C.V.,
                                        a sociedad anonima with variable capital organized under the laws of the United Mexican States


                                        By:     /s/ Roberto B. Rubio
                                               ---------------------------------
                                        Title:    President
                                               ---------------------------------